DATED …18 August 2010……………………………………………………………

Hyde Park GP Limited and Hyde Park Nominee Limited (1)

Rackspace Limited (2)

Lease
of
HPH1 Hyde Park Hayes  Millington Road  Hayes  Middlesex UB3 4AY

INDEX

1.                 DEFINITIONS
2.                 DEMISE
3.                 RENT
4.                 OCCUPIER'S COVENANTS
4.1.                 Pay Rents
4.2.                 Pay Interest
4.3.                 Pay Outgoings etc.
4.4.                 Repair and Cleaning
4.5.                 Decoration
4.6.                 Alterations
4.7.                 Comply with Statute
4.8.                 Comply with Planning Acts
4.9.                 Permit entry to inspect repair etc.
4.10.                 Rights of entry to remedy breach
4.11.                 Restrictions on lighting sound overloading etc.
4.12.                 User
4.13.                 Signage
4.14.                 Permit Owner to Affix Notices
4.15.                 Sharing occupation
4.16.                 Assignment and Underletting
4.17.                 Register dealings and provide information
4.18.                 Pay Owner’s Costs on breach of covenant
4.19.                 No encroachment etc.
4.20.                 No obstruction etc.
4.21.                 Comply with Regulations for the Estate
4.22.                 Give notice of damage
4.23.                 Give notice of defects
4.24.                 Give Owner details of notices
4.25.                 Yield Up
4.26.                 Indemnity against claims etc.
4.27.                 Observe covenants etc.
4.28.                 Sustainability and EPC
4.29.                 Car Park obligations
4.30.                 Replace Guarantor
4.31.                 Registration of this Lease
4.32.                 Closure of Registered Title
4.33.                 Exempt Information of Documents

5.                 OWNER'S COVENANTS
5.1.                 Quiet enjoyment
5.2.                 Insurance
5.3.                 Provide Obligatory Services
5.4.                 Generator
5.5.                 Landscaping
5.6.                 Enforce Warranties
6.                 PROVISOS AGREEMENTS AND DECLARATIONS
6.1.                 Forfeiture
6.2.                 Power for Owner to deal with Other Land
6.3.                 No Warranty as to Use
6.4.                 Exclusion of Owner’s Liability
6.5.                 Acceptance of Rent is No Waiver
6.6.                 Concessions for Due Dates for Payment
6.7.                 Exclusion of Compensation
6.8.                 Removal of Goods after Determination of the Term
6.9.                 Understanding and Representations
6.10.                 Notices
6.11.                 Pay VAT
6.12.                 Severance
6.13.                 Arbitration
6.14.                 Governing Law and Jurisdiction
6.15.                 Third Party Rights
6.16.                 Historic Contamination
7.                 RENT REVIEW
SCHEDULE 1
The Property
SCHEDULE 2
Rights And Privileges Granted
SCHEDULE 3
PART 1
Exceptions and Reservations
PART 2
Matters To Which The Demise Is Subject
SCHEDULE 4
Insurance Provisions
SCHEDULE 5
Service Charge
PART 1
Service Charge Provisions
PART 2
The Obligatory Services
PART 3
The Discretionary Services
SCHEDULE 6
PART 1
Guarantor Covenants and Guarantee
SCHEDULE 7
Rent Review

LAND REGISTRY PRESCRIBED CLAUSES

LR1. Date of lease	18 August 2010
LR2. Title Number(s)

LR2.1                  Landlord’s title number(s)
Title number(s) out of which this lease is granted.  Leave blank if not registered.

AGL55140

LR2.2                  Other title numbers
Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made

AGL60220 and AGL30755

LR3.                 Parties to this lease

Give full names and addresses of each of the parties. For UK incorporated companies and limited liability partnerships, also give the registered number including any prefix. For overseas companies, also give the territory of incorporation and, if appropriate, the registered number in England and Wales including any prefix

Landlord

HYDE PARK GP LIMITED (Company Number 5540632) and HYDE PARK NOMINEE LIMITED (Company Number 5540634) whose registered office is at 33 Cavendish Square London W1A 2NF

Tenant

RACKSPACE LIMITED (Company Number 03897010) whose registered office is at 4 The Square  Stockley Park  Uxbridge  Middlesex UB11 1ET

Other parties

None

Specify capacity of each party, for example “management company”, “guarantor”, etc.

LR4.                 Property

Insert a full description of the land being leased
or
Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. Schedule 1

LR5.                 Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

In LR5.2, omit or delete those Acts which do not apply to this lease.

LR5.1                  Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None

LR5.2                  This lease is made under, or by reference to, provisions of:

LR6.                 Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options.

NOTE:  The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.
The term as specified in this lease at clause 1

LR7. Premium Specify the total premium, inclusive of any VAT where payable.	None
LR8. Prohibitions or restrictions on disposing of this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This lease contains a provision that prohibits or restricts dispositions.
LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR9.1                  Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2                  Tenant’s covenant to (or offer to) surrender this lease

None

LR9.3                  Landlord’s contractual rights to acquire this lease

None

LR10.                  Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

None
LR11. Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1  Easements granted by this lease for the benefit of the Property

Schedule 2

LR11.2  Easements granted or reserved by this lease over the Property for the benefit of other property

Part 1 of Schedule 3

LR12. Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which set s out the rentcharge.	None

PARTICULARS

Lease Date:	18 August 2010

Owner:	HYDE PARK GP LIMITED and HYDE PARK NOMINEE LIMITED

Occupier:	RACKSPACE LIMITED

Property:	HPH1 Hyde Park Hayes, Millington Road, Hayes, Middlesex UB3 4AY as the same is more particularly described in Schedule 1

Term:	7 years commencing on 18 August 2010 and expiring on 17 August 2017

1954 Act Excluded:	No

Rent Commencement Date:	In accordance with clause 3.2

Initial Annual Rent:	£1,520,000 exclusive of VAT

Review Date:	Fifth year of the Term insert date on completion (fixed uplift)

Permitted Use:	Offices within Class B1(a) of the schedule to the Town and Country Planning (Use Classes) Order 1987

Break Dates:	None

Car Parking Spaces:	500

DATE:    18 August 2010

PARTIES:

(1)	“the Owner”	HYDE PARK GP LIMITED (Company Number 5540632) and HYDE PARK NOMINEE LIMITED (Company Number 5540634) whose registered office is at 33 Cavendish Square London W1A 2NF

(2)	“the Occupier”	RACKSPACE LIMITED (Company Number 3897010) whose registered office is at 4 The Square Stockley Park Uxbridge Middlesex UB11 1ET

1.	DEFINITIONS

1.1.	In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

“1925 Act”	the Law of Property Act 1925

“1954 Act”	the Landlord and Tenant Act 1954

“1995 Act”	the Landlord and Tenant (Covenants) Act 1995

“Base Rate”	the base rate from time to time of National Westminster Bank plc (or if that base lending rate stops being used or published then a comparable commercial rate reasonably determined by the Owner)

“Car Parking Spaces”
the 500 car parking spaces within the Estate as the Owner may designate for the Occupiers use from time to time and in accordance with the terms of this Lease and “Car Parking Space” means any one of them

“CDM Regulations”	the Construction (Design and Management) Regulations 2007 (as amended supplemented or replaced from time to time)

“Common Parts”
the pedestrian ways, circulation areas, entrance halls, lifts, lift shafts, landings, staircases, passages, forecourts, service areas, landscaped areas and any other areas of the Estate (except the Other Lettable Areas) which are from time to time during the Term provided by the Owner for the common use by the other occupiers of the Estate

“Conduits”
all drains pipes gutters mains channels flues ducts cables trunking watercourses sewers wires laser optical fibres and data or impulse transmission communications or reception systems and other conducting media

“Determination of the Term”	the end of the Term however it terminates

“Discretionary Services”	Has the meaning given to it in Schedule 5

“EPC”
the energy performance certificate (as defined in the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007) from time to time obtained by the Owner for the Property

“Estate”
the Estate known as Hyde Park Hayes Millington Road Hayes Middlesex shown edged blue on Plan 1 and registered at the Land Registry with freehold title absolute under title numbers AGL55140 AGL60220 and AGL30755 as varied from time to time to include or exclude such land and buildings as the Owner may designate and including the walkways roads pavements courtyards loading bays car parking areas service and other areas belonging to or serving it

“Excluded”	excluded from the security of tenure provisions contained in sections 24 to 28 (inclusive) of the 1954 Act

“Group Company”
a company which is a member of a group of companies where one company is the holding company of the other company or both companies are subsidiaries of the same holding company (“holding” and “subsidiaries” having the meanings given to them in Section 1159 of the Companies Act 2006)

“Guarantor”
the person named as guarantor in the parties to this Lease (if any) and includes any person who at any time guarantees any or all of the Occupier’s Covenants and (if an individual) his personal representatives

“Hazardous Substances”
means any dangerous hazardous toxic or flammable substances materials effluents or waste pollutants contaminants oils petroleum products radioactive substances genetically modified organisms micro-organisms or any substances whether natural or artificial solid or liquid gas or vapour or any mixture thereof which are or may be harmful or prejudicial to the health of any human or other living organism or which have resulted or may result in the pollution of the Environment

“Insurance Rent”
a fair and reasonable proportion (as determined from time to time by the Owner) of the sums reasonably and properly expended or incurred by the Owner (before deduction of any commission or allowance) in or in connection with insuring the Estate against the Insured Risks pursuant to Schedule 4

“Insured Risks”
fire lightning  explosion  aircraft (other than hostile aircraft) and articles dropped from aircraft  riot  civil commotion  malicious damage  earthquake  storm tempest  flood  burst pipes  impact  subsidence together with terrorism (where insurance is available on reasonable commercial terms) and such other risks as the Owner may insure against from time to time pursuant to Schedule 4 and “Insured Risk” means any one of them

“Landscaping Programme”	the indicative programme prepared by the Owner and attached as Annexure 2 in connection with landscape fencing and other works to be undertaken by the Owner at the Estate

“this Lease”	this lease and any document supplemental to it or entered into pursuant to it

“Liability”	all actions proceedings costs claims demands expenses damages and liabilities

“Loss of Rent”	loss of the Rent for a period of not less than 3 years

“Multi Storey Car Park”	the car park located on the Estate and shown for identification only marked 3 on the attached plan number 2

“Net Profits”
net trading profits or net investment income in each case after tax and extraordinary items (but including exceptional items) as ascertained from the audited accounts of the proposed assignee (such accounts having been prepared in accordance with the Companies Act 2006 and in accordance with generally accepted accounting principles and practices in the United Kingdom so as to show a true and fair view of the results of the proposed assignee for the relevant period)

“Obligatory Services”	has the meaning given to it in Schedule 5

“Occupier	the person named as occupier in the parties to this Lease and includes its successors in title and assigns and (if an individual) his personal representatives

“Occupier’s Covenants”	the covenants obligations and other conditions imposed on the Occupier under this Lease

“Occupier’s Guide”	the Tenant Handbook for the Property dated July 2010 attached as Annexure 3

“Other Land”	adjoining or neighbouring land premises or buildings including the Estate (whether or not belonging to the Owner)

“Other Lettable Areas”	other areas of the Estate which are let or designed to be let to other occupiers and “Other Lettable Area” means any one of them

“Owner”	the person for the time being entitled to the immediate reversion to this Lease

“Owner's Costs”
all reasonable and proper costs (whether of works or any other nature) charges and expenses (including solicitors' Counsel's architects' surveyors' and all other professional fees charges disbursements stamp duty land tax and Land Registry fees any commission payable to a bailiff and any fees costs expenses or other charges of any mortgagee or superior owner) properly incurred or payable by the Owner

“Permitted Part”	one or more complete floors of the Property (excluding areas used in common with occupiers of other floors of the Property)

“Permitted Use”	as offices falling within Class B1(a) of the Town and Country Planning (Use Classes) Order 1987

“Planning Acts”
the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; and all other statutes relating to town and country planning from time to time in force

“the Plans” "the Plans"	the plans annexed to this Lease and marked Plans 1, 2 and 3

“Prescribed Rate”	the yearly rate of 3% above the Base Rate

“the Property"
the premises described in Schedule 1 together with for the avoidance of doubt the KVA generator within the Property and all permitted additions and alterations made to it from time to time and all fixtures and fittings in or upon it from time to time (whether originally affixed or fastened to or upon it or otherwise) except those occupier's fixtures which are capable of being removed from the Property without defacing it

“Quarter Days”	25 March 24 June 29 September and 25 December in every year and “Quarter Day” means any one of them

“Reinstatement Election Notice”	a notice served by the Owner on the Occupier following damage to the Property by an Uninsured Risk in which the Owner elects to reinstate the Property

“Reinstatement Election Period”	the period of 12 months from and including the date of damage to the Property by an Uninsured Risk

“the Rent”
Means:

(a) until the date immediately preceding the Rent Commencement a peppercorn if demanded; and

(b) from and including the Rent Commencement Date to and including 18 February 2012 the annual sum of ONE MILLION THREE HUNDRED AND TWENTY FIVE THOUSAND POUNDS (£1,325,000); and

(c) thereafter the annual sum of ONE MILLION FIVE HUNDRED AND TWENTY THOUSAND POUNDS (£1,520,000) (subject to review under  Schedule 7) and any interim rent determined under the 1954 Act

“Rental Liability”	the Rent firstly reserved by this Lease as at the date of the application for consent to assign or underlet (as the case may be)

“Rent Commencement Date”	18 November 2011

“the Rents”	the sums referred to in clause 3.1

“the Review Dates”	the fifth anniversary of the date of commencement of the Term

“the Schedule of Condition”	the schedule prepared by GVA Grimley dated 22 July 2010 and which is annexed at Annexure 1

“the Service Charge”	has the meaning given to it in Schedule 5

“Services”	has the meaning given to it in Schedule 5

“Services and Systems”
the Conduits and all ventilation cooling and heating apparatus all electric gas hydraulic and other mechanical installations plant machinery and equipment and all security fire alarm and sprinkler systems from time to time installed in and forming part of the Property or the Estate

“Term”
a term of seven years commencing on and including 18 August 2010 and expiring on 17 August 2017 and any period of continuation holding over or extension of it (whether by statute or at common law or otherwise)

“Termination Notice”	a notice to terminate this Lease with immediate effect

“Uninsured Risk”	any risk which is not at the relevant time an Insured Risk

“VAT”	value added tax provided for in the Value Added Tax Act 1994 or any similar replacement or additional tax

“Working Day”	any day from Monday to Friday inclusive which is not a statutory public or bank holiday or a day on which clearing banks are not open in England for normal business

1.2.	In this Lease (unless expressly stated otherwise):

1.2.1.	any reference to a clause or Schedule is to the relevant clause of or Schedule to this Lease and any reference to a paragraph is to the relevant paragraph of the Schedule in which it appears

1.2.2.	the index and Particulars at the front of this Lease and any clause or schedule headings are included for convenience only and shall not affect the interpretation of this Lease

1.2.3.	use of the singular includes the plural and vice versa and use of any gender includes the other genders

1.2.4.	words denoting natural persons include firms companies corporations and vice versa

1.2.5.
reference to a statute (whether general or specific) includes all instruments orders regulations and other matters made under it and any modification amendment extension consolidation or re-enactment of it or of the instruments orders regulations or other matters made under it from time to time (except in the case of a reference to the Town and Country Planning (Use Classes) Order 1987 which shall be read as originally made)

1.2.6.	the terms “including” “include” “in particular” or any similar expression are deemed to have the words “without limitation” following them

1.2.7.	reference to “the Property” “the Common Parts” “the Estate” “Other Lettable Areas” or “the Services and Systems” means the whole or any part of them or it

1.3.	The Schedules form part of this Lease and shall have effect as if set out in full in the body of this Lease and any reference to this Lease includes the Schedules

1.4.	If the Occupier for the time being is more than one person then its covenants under this Lease are to be treated as being made jointly and severally

1.5.	An obligation by the Occupier not to do something includes an obligation not to permit or suffer it to be done

1.6.	Any obligation on a party to this Lease to do something includes an obligation to procure that it is done

1.7.
Any reference in this Lease to an act or omission of the Occupier includes an act or omission of any undertenant and any other person deriving title under the Occupier and also includes an act or omission of their respective employees workmen agents or visitors or anyone at the Property with the express or implied authority of any of them

1.8.
Where any consent or approval of the Owner is required under this Lease the relevant provision shall be construed as also requiring the consent of any mortgagee and (where the same is required under any superior lease) of any superior owner (except that nothing in this Lease or in any consent or approval given by the Owner shall imply that the superior owner’s consent will not be unreasonably withheld)

1.9.	Reference in this Lease to consent or approval not being unreasonably withheld also means it must not be unreasonably delayed

1.10.
Any consent or approval of the Owner required under this Lease must be obtained before the act or event to which it applies is carried out or done and shall be valid only if it is given by deed executed by the Owner or otherwise given in writing and signed by or on behalf of the Owner with an express statement that the Owner waives the requirement for a deed in that (and only that) case

1.11.
Any easement right power or discretion excepted reserved or made available to the Owner under this Lease shall be deemed in addition to except reserve and make the same available to any mortgagee and superior owner and in the case of any right of the Owner to have access to the Property such right shall also extend to all persons authorised in writing by the Owner (including agents professional advisers contractors workmen and others)

1.12.	Reference in this Lease to a payment being required to be made “on demand” means that payment shall be made on demand from time to time

2.	DEMISE

2.1.
The Owner demises the Property to the Occupier for the Term together with (and in common with the Owner and all other persons entitled to them) the rights set out in Schedule 2 but excepting and reserving to the Owner the rights privileges and other matters set out in Part 1 of Schedule 3 and subject to the rights privileges covenants and other matters set out in Part 2 of Schedule 3

3.	RENT

3.1.	Throughout the Term the Occupier shall pay to the Owner by way of rent without deduction counterclaim or set off:

3.1.1.	the Rent

3.1.2.	the Insurance Rent in accordance with Schedule 4

3.1.3.	the Service Charge in accordance with Schedule 5

3.1.4.	any VAT payable by the Occupier in accordance with clause 6.12

3.1.5.	any interest payable by the Occupier in accordance with clause 4.2

3.2.
The Rent is to be paid by equal quarterly instalments in advance on the Quarter Days and the first payment (being an appropriate proportion calculated from and including the Rent Commencement Date until and including the day before the next Quarter Day) is to be made on the Rent Commencement Date

4.	OCCUPIER'S COVENANTS

The Occupier covenants with the Owner:

4.1.	Pay Rents

To pay the Rents in accordance with clause 3

4.2.	Pay Interest

4.2.1.
If the Rent is not paid on the due date or if any of the other Rents are not paid within 5 Working Days after falling due (whether formally demanded or not) to pay interest on the unpaid amount at the Prescribed Rate (both before and after judgment) accruing on a daily basis from the date such amount becomes due up to and including the date of actual payment

4.2.2.
If the Owner refuses to accept any of the Rents so as not to prejudice its rights of re-entry in this Lease to pay interest at the Prescribed Rate on those Rents for the period from and including the due date until acceptance by the Owner

4.3.	Pay Outgoings etc.

4.3.1.
To pay all existing and future rates taxes assessments duties charges and outgoings of every kind (whether or not recurring or of a capital nature and including any of a novel nature) legally payable in respect of the Property by the owner or occupier of it

4.3.2.	To pay to the relevant suppliers all charges for gas electricity water telecommunications and other utilities and services (including meter rents and standing charges) consumed in the Property

4.3.3.	The obligation in clause 4.3.1 excludes any taxes payable by the Owner (other than VAT) on receipt of the Rent or which arise from a disposal of the Owner’s reversionary interest in the Property

4.3.4.
Not to agree the rateable value of the Property with any competent authority without first giving the Owner written details of all proposals and counter-proposals made and the progress of all negotiations and appeals (if any) in respect of the value of the Property for rating purposes and to co-operate with the Owner in seeking to procure that any rateable value assessed in respect of the Property is as low as possible

4.4.	Repair and Cleaning

4.4.1.	Subject to clause 4.4.11 to keep the Property in good and substantial repair and condition excluding damage by:

(a)	an Insured Risk unless any insurance money is withheld due to an act or omission of the Occupier and the Occupier does not make good the withheld amount) and

(b)	an Uninsured Risk but only to the extent that:

(i)	damage caused by an Uninsured Risk makes the whole or a substantial part of the Property unfit for occupation and use and

(ii)	the Uninsured Risk has not become an Uninsured Risk as a result of any act or omission of the Occupier

4.4.2.
Subject to clause 4.4.11 to  renew and replace all Owner’s fixtures and fittings (including carpets and other floor-coverings) in or forming part of the Property which may be or become missing broken damaged or stained with new items of an equivalent quality and value to the Owner’s reasonable satisfaction

4.4.3.	To replace immediately all broken or damaged glass in or forming part of the Property at the Occupier’s own cost whether or not any insurance monies received are sufficient

4.4.4.	To keep clean all doors and windows and door and window frames of the Property cleaning as frequently as necessary

4.4.5.	To keep the Property clean and tidy and to keep the floors of the Property carpeted or otherwise suitably covered

4.4.6.	Subject to clause 4.4.11 to keep the Conduits within and serving the Property in good condition and clear at all times

4.4.7.	Subject to clause 4.4.11 to ensure that the Services and Systems at the Property are:

(a)	maintained in good and working order

(b)	regularly inspected and tested

(c)	repaired and where necessary replaced

in all cases by an appropriate qualified person in accordance with the relevant manufacturer’s instructions and recommendations

4.4.8.	To keep full service and maintenance records in respect of the Services and Systems at the Property and to make them available to the Owner at any reasonable time on request

4.4.9.	In relation to all repairs and other works carried out by the Occupier under this Lease to carry out and complete such works using a reputable contractor

4.4.10.
Not to negate waive or render less effective or advantageous any guarantee warranty or other right or remedy which may for the time being apply to the Services and Systems or to the Property and whose terms have been notified to the Occupier

4.4.11.
Nothing in this clause 4.4 shall oblige the Occupier to keep the Property in any better state of repair than at the date of this Lease as evidenced by the Schedule of Condition attached to this Lease save in relation to the Services and Systems at the Property which shall be upgraded in accordance with the provisions of a Licence for Alterations to be entered into between the parties hereto pursuant to a side letter of even date herewith

4.5.	Decoration

4.5.1.
As often as necessary but in any event in the last 3 months before the Determination of the Term to paint decorate and suitably treat the interior of the Property with good quality materials in a proper and workmanlike manner

4.5.2.
As often as necessary but in any event in the last 3 months before the Determination of the Term to paint varnish and otherwise protect maintain decorate and suitably treat the exterior of the Property with good quality materials in a proper and workmanlike manner

4.5.3.
In the last 3 months before the Determination of the Term the colours manner and details of all works undertaken pursuant to this clause 4.5 must be approved by the Owner (such approval not to be unreasonably withheld)

4.5.4.	The Occupier shall not be required under this clause 4.5 to decorate or treat the Property more than once in any 12 month period

4.6.	Alterations

4.6.1.	Not to increase the floor space in the Property

4.6.2.	Not to install or erect any satellite dish receiving aerial or other similar telecommunications apparatus in or on the Property without the prior consent of the Owner (not to be unreasonably withheld)

4.6.3.
Not to make any alterations which change the appearance finishes or external features of the Property and not to make any other alteration or addition to the Property save as permitted by a Licence for Alterations to be entered into between the parties hereto pursuant to a side letter of even date herewith unless permitted by clauses 4.6.4 or 4.6.5

4.6.4.	The Occupier may carry out internal non-structural alterations to the Property without the Owner’s consent provided that:

(a)	they do not affect the Services and Systems

(b)	it has submitted full plans specifications and written details of the proposed alterations to the Owner before commencing them

4.6.5.
The Occupier may carry out internal non-structural alterations to the Property which affect the Services and Systems and may install or erect telecommunications apparatus in or on the Property provided that:

(a)	it has obtained the Owner’s consent (which shall not be unreasonably withheld)

(b)	it has submitted full plans specifications and written details of the proposed alterations to the Owner and taken into account any reasonable requirements of the Owner

(c)	it carries out all alterations to the Owner’s reasonable satisfaction not to be unreasonably withheld in accordance with the approved plans and specifications

(d)	(in the case of alterations which affect the Services and Systems to any material extent):

(i)	they are in accordance with the terms conditions and quality standards laid down by the British Standards Institute and the Institute of Electrical and Electronics Engineers, Inc. current at the time

(ii)	they are within the design criteria of the Services and Systems as provided to the Occupier and

(iii)	the Owner’s mechanical and electrical consultants have approved them such approval not to be unreasonably withheld or delayed

(e)	(in the case of the installation or erection of any telecommunications apparatus):

(i)	the apparatus is for the exclusive use of the Occupier or other authorised occupiers of the Property in connection with the business carried on from the Property

(ii)	the apparatus is not subcontracted to or used in any way by a third party other than in the usual course of the Occupiers business

(iii)	the installation of the apparatus does not adversely affect the health of the Occupier its employees or any other users of the Property or of any Other Land and

(iv)	the installation of the apparatus does not adversely affect the value of the Owner’s reversionary interest in the Property

4.6.6.	If the Occupier carries out any works at the Property to which the CDM Regulations apply:

(a)
to make a declaration to the Health & Safety Executive under the CDM Regulations that the Occupier is the only "client" in respect of those works and to provide the Owner with a copy of the declaration and the acknowledgement of it from the Health & Safety Executive

(b)	to comply with the CDM Regulations (including all requirements in relation to the provision and maintenance of a health and safety file)

(c)
to supply all information to the Owner that the Owner reasonably requires from time to time in connection with the CDM Regulations and (if not already retained by the Owner in accordance with the CDM Regulations) to hand over the original health and safety file to the Owner at the Determination of the Term

(d)
to procure that the Owner is granted free of charge and with full title guarantee a royalty-free irrevocable and non-exclusive licence to copy and use the content of the health and safety file for the works for any purpose connected with the Property and to ensure that such licence carries the right to grant sub-licences on similar terms and is transferable to third parties

(e)	as soon as reasonably practicable after it becomes aware of any information relevant to health and safety in relation to the Property to provide that information to the Owner

4.6.7.
To remove any alterations or additions made or erected in breach of this clause 4.6 and/or to reinstate the Property to its former state and condition within such reasonable period as shall be specified in a notice given by the Owner of the breach (such notice to be without prejudice to the Owner’s other rights and remedies which shall remain fully enforceable)

4.7.	Comply with Statute

4.7.1.
Subject to the provisions of clause 6.16 to comply with the requirements of all statutes and all public or other competent bodies in respect of the Property its use and occupation the employment of personnel in it and any work carried out to it

4.7.2.
To execute at the Occupier’s expense all works (whether improvements or repairs) required to comply with any statute or otherwise required to be executed in or in respect of the Property by the Occupier as occupier

4.7.3.	To indemnify the Owner against all Liability resulting from any requirement referred to in clause 4.7.1 or from the Occupier’s failure to comply with such requirement

4.7.4.
To refund to the Owner all Owner's Costs incurred in executing all works referred to in this clause 4.7 or in carrying out any works remedying any matter or complying with any requirement relating to the Property in compliance with a notice served by any local public or statutory authority or other competent person

4.8.	Comply with Planning Acts

4.8.1.	To comply with the Planning Acts and all planning permissions granted in relation to the Property

4.8.2.	Not to make any application under the Planning Acts without the Owner’s consent which shall not be unreasonably withheld

4.8.3.
To supply the Owner with a copy of any application made or permission granted under the Planning Acts as soon as it is made or granted with copies of any plans or drawings relating to it and to keep the Owner informed of the progress of the application and its result

4.8.4.	Not to implement any planning permission or carry out any development permitted under the Planning Acts without the Owner’s consent which shall not be unreasonably withheld

4.8.5.	To complete any works authorised under the Planning Acts before the Determination of the Term unless the Owner reasonably requires otherwise

4.9.	Permit entry to inspect repair etc.

To permit the Owner at all reasonable times during office hours and on not less than 5 days prior written notice (or at any time without notice in emergency) to enter the Property:

4.9.1.	in order to execute any works of repair maintenance renewal cleaning alteration or other works of or to any Other Land belonging to the Owner

4.9.2.	to view the state and condition of the Property or its actual user

4.9.3.	to take schedules or inventories of the fixtures and fittings in the Property

4.9.4.	to view the Property for re-letting purposes or for the purposes of disposing of the Owner’s reversionary interest in the Property

4.9.5.	for any other necessary or reasonable purpose

provided that any damage caused to the Property or articles plant or equipment thereon is made good as soon as reasonably practicable and that neither the Owner nor anyone else so entering is liable for any disturbance inconvenience loss of business or other Liability to the Occupier resulting from the entry or carrying out of any works or other things unless caused by negligence on the part of the Owner or person so entering

4.10.	Rights of entry to remedy breach

4.10.1.
Within three months (or such lesser period as the Owner may reasonably specify) of service of notice by the Owner to the Occupier of any repairs required to be carried out at the Property to commence to carry out those repairs in accordance with the Occupier's Covenants and thereafter diligently proceed with the same

4.10.2.
If the Occupier fails to comply with the requirements of any notice referred to in clause 4.10.1 or defaults in the performance of any of the Occupier's Covenants the Owner (without prejudice to its general right of re-entry) may enter the Property on not less than 48 hours prior written notice to execute whatever works are necessary to comply with the relevant notice or the Occupier’s Covenants

4.10.3.
If the Owner enters the Property and carries out any works to pay the Owner's Costs of and incidental to the works on demand with interest at the Prescribed Rate (both before and after any judgment) accruing on a daily basis from the date of demand up to and including the date of actual payment and those costs shall be recoverable as a contractual debt due from the Occupier to the Owner

4.10.4.
Neither the Owner nor anyone else entering the Property pursuant to this clause 4.10 shall be liable for any disturbance inconvenience loss of business or other Liability to the Occupier resulting from the entry or the carrying out of any works or other things referred to in this clause 4.10 unless caused by negligence on the part of the Owner or the person entering the Property

4.11.	Restrictions on lighting sound overloading etc.

4.11.1.
Not to place any loudspeaker or other productive or reproductive sound device outside the Property and not to play any music or produce or reproduce any sound inside the Property so as to be audible outside the Property

4.11.2.	Not to install or erect any exterior lighting shade or awning at or outside the Property

4.11.3.	Not to display any flashing lights in the Property that can be see from outside the Property

4.11.4.
Not to display any other lighting arrangement that can be seen from outside the Property if the Owner reasonably considers such lighting arrangement to be undesirable and gives notice to the Occupier to that effect

4.11.5.
Not to do or bring anything in or upon the Property which may impose strain or put any weight on the floors walls or ceilings of the Property in excess of that which they are calculated to bear (allowing due margin for safety)

4.11.6.	Not to overload the Services and Systems

4.11.7.
Not to install any machinery boiler or engine of any kind in the Property except that the Occupier may install normal machinery reasonably necessary for the carrying on of the Occupier's business (with the Owner's consent which shall not be unreasonably withheld) but the Occupier must first carry out any works required to strengthen the Property so that such machinery may be installed and operated without causing damage to the structure of the Property

4.11.8.
Not to use any telecommunications media or systems in the Property other than for the exclusive use of the Occupier or other authorised occupier of the Property in connection with the business carried on from the Property

4.11.9.	Not to bring or store any combustible or inflammable substance onto in or upon the Property other than substances normally used for cooking within the kitchens on the Property or for barbecue purposes

Provided Always that the Occupier shall be permitted to install its own electricity check meters without the need for the Owners consent

4.12.	User

4.12.1.
Not to use or occupy the Property other than for the Permitted Use or for such other purposes within Class B1 of the Town and Country Planning (Use Classes) Order 1987 as the Owner may approve in writing (such approval not to be unreasonably withheld)

4.12.2.	Notwithstanding the Permitted Use not to use the Property for any use where it is open to members of the public visiting without a pre-arranged appointment

4.12.3.	Not to use or occupy the Property:

(a)	for any illegal or immoral purpose

(b)	for any noisy offensive or dangerous trade or business

(c)	in such a way as causes or is likely to cause damage or nuisance annoyance or disturbance to the Owner or to the owners or occupiers of any Other Land

(d)	for any sale by auction

4.12.4.	Not to permit any person to sleep or reside in the Property

4.12.5.
Not without the Owner’s prior written consent to bring into or keep in the Property any non-human living creature save for guide or hearing dogs in the control of visually or aurally impaired persons respectively

4.13.	Signage

Not to place or display on the exterior of the Property or on the windows or inside the Property so as to be visible from outside the Property any name writing notice sign placard poster board display hoarding flagpole sticker or advertisement other than:

4.13.1.
signs of a type size and design approved by the Owner (such approval not to be unreasonably withheld which shall include but not be limited to the manner of affixing such signage on external parts of the Property which shall exclude the cladding) showing the Occupier’s name and business in conformity with the Occupier’s national or corporate identity from time to time

4.13.2.	notices which the Occupier is legally required to display

Provided always that the Occupier may subject (to the Owner’s approval as to type size and location which shall not be unreasonably withheld) erect signage in the Common Parts which for the avoidance of doubt shall be in keeping with other Estate signage

4.14.	Permit Owner to Affix Notices

To permit the Owner to fix and retain upon the outside of the Property a sign or notice (during the last 6 months of the Term) for reletting the Property

4.15.	Sharing occupation

Notwithstanding  clause 4.16 the Occupier may at any time share occupation of the Property with a Group Company provided that:

4.15.1.	the Occupier first gives notice to the Owner of the intended occupation with full details of it

4.15.2.	no relationship of Owner and Occupier is created

4.15.3.	the Property continues to give the appearance of a single business unit at all times and

4.15.4.
the right of the Group Company to share occupation terminates immediately the Group Company ceases to be a Group Company of the Occupier (in which case the Occupier must promptly give notice of that fact to the Owner)

4.16.	Assignment and Underletting

4.16.1.	Not to part with or share the possession or occupation of the whole or any part of the Property except as permitted by clause 4.15

4.16.2.	Not to assign mortgage charge or underlet part only of the Property except by way of an underletting of a Permitted Part

4.16.3.	Not to assign mortgage charge or underlet the whole of the Property or underlet a Permitted Part without:

(a)	complying with the other provisions of this clause 4.16 and

(b)	obtaining the Owner’s consent (which shall not be unreasonably withheld)

4.16.4.	The Owner may for the purposes of section 19(1)(A) of the Landlord and Tenant Act 1927 impose the conditions set out in clause 4.16.5 as a condition of its consent to any assignment

4.16.5.	The conditions referred to in clause 4.16.4 are:

(a)
that if at the date of the assignment the proposed assignee is resident or registered outside England and Wales it provides at its own cost a written opinion letter signed by lawyers practising in the jurisdiction in which the assignee is registered confirming that the proposed assignee has the appropriate powers and status to enter into the assignment and also confirming any other matters which the Owner may reasonably require

(b)
that the proposed assignee’s Net Profits for each of its 3 completed financial years of accounting immediately before the date of the application for consent to assign were at least 3 times the Rental Liability

4.16.6.
Nothing in this clause 4.16 shall prevent the Owner from giving consent to any assignment subject to any other reasonable condition (including requiring an Authorised Guarantee Agreement if reasonable to do so in circumstances other than those set out in clause 4.16.5(a)) nor from refusing consent to any assignment in any other circumstances if reasonable to do so

4.16.7.	Not to underlet the whole or a Permitted Part of the Property:

(a)	at a fine or premium or reverse premium

(b)	at a rent less than the open market rental value of the underlet premises at the time of underletting or any prior agreement for underletting

(c)	at a rent which is commuted or is payable more than 3 months in advance

(d)	unless the underlease is Excluded and the Occupier has supplied certified copies to the Owner of:

(i)	the warning notice served by the Occupier on the proposed undertenant and undertenant’s guarantor (if any)

(ii)	the proposed undertenant’s and undertenant’s guarantor’s (if any) declaration or statutory declaration (as appropriate)

(e)	unless the undertenants Net Profits for the completed financial year of accounting immediately before the date of application for consent to underlet were at least 3 times the Rental Liability

(f)	unless the underlease is in a form approved by the Owner and contains:

(i)
in the case of an underlease of the whole of the Property an absolute prohibition against any assignment mortgage charge underletting or parting with or sharing the possession or occupation of the whole or any part of the Property other than an assignment or charge or underletting of the whole of the Property or an underletting of a Permitted Part with the Owner’s consent (which may not be unreasonably withheld)

(ii)
in the case of an underlease of a Permitted Part an absolute prohibition against any assignment mortgage charge underletting or parting with or sharing the possession or occupation of the whole or any part of the Permitted Part other than an assignment or charge of the whole of the Permitted Part with the Owner’s consent (which may not be unreasonably withheld)

(iii)
in the case of an underlease for a term of over 5 years provisions for the review of the underlease rent corresponding in time and substance with the provisions for the review of the Rent in this Lease

(iv)	covenants rights and conditions which do not materially conflict with the terms of this Lease

(v)	all the relevant terms of the underlease expressly stated within the body of the underlease or incorporated within the underlease by the physical annexation of a copy of this Lease to the underlease

(vi)
in the case of an underlease of a Permitted Part due and proper provision for common access areas and provisions for recovery of service charge for management administration and services of common parts

(g)	without first procuring that the proposed undertenant covenants direct with the Owner:

(i)
in the case of an underlease of the whole of the Property not to assign mortgage charge underlet or part with or share the possession or occupation of the whole or any part of the Property other than by an assignment or charge or underletting of the whole of the Property or an underletting of a Permitted Part with the Owner’s consent (which may not be unreasonably withheld)

(ii)
in the case of an underlease of a Permitted Part not to assign mortgage charge underlet or part with or share the possession or occupation of the whole or any part of the Permitted Part other than by an assignment or charge of the whole of the Permitted Part with the Owner’s consent (which may not be unreasonably withheld)

(iii)	to observe and perform the covenants on the proposed undertenant’s part in the underlease

(iv)
(if applicable) to use all reasonable endeavours to procure the registration and/or noting of the underlease at the Land Registry as soon as practicable after completion of the underlease and to deal promptly and properly with any requisitions raised by the Land Registry in connection with any application for registration and/or noting and within 10 Working Days of completion of the registration and/or noting to provide evidence of it to the Owner’s solicitors

4.16.8.	In relation to any underlease granted:

(a)	to enforce the observance and performance by the undertenant of the undertenant’s obligations contained in the underlease and not to release any of them

(b)	not to waive either expressly or by implication any breach of the undertenant’s obligations

(c)	not to vary or waive the terms of the underlease without the Owner’s consent (which may not be unreasonably withheld)

4.16.9.	In respect of any review of rent payable under any underlease granted:

(a)	to ensure that such rent is reviewed in accordance with the provisions of the underlease

(b)	to notify the Owner as soon as reasonably practicable of the outcome of any such review of rent

4.17.	Register dealings and provide information

4.17.1.	Within one month after:

(a)	any assignment underlease assignment or subletting of any underlease mortgage charge transfer disposition or devolution of the Property or a Permitted Part

(b)	the commencement of any sharing of occupation with a Group Company permitted by clause 4.15 (whether effected orally or in writing)

to give notice of such transaction in duplicate to the Owner's solicitors and to supply at the Occupier’s expense 3 certified copies of the document or memorandum (if effected orally) evidencing the transaction and to pay to the Owner's solicitors a fee of £50 plus VAT for the registration of the transaction

4.17.2.
In respect of every transaction referred to in clause 4.17.1 that is registrable at the Land Registry as soon as practicable after completion of the transaction to procure the registration and/or noting of the transaction at the Land Registry and to deal promptly and properly with any requisitions raised by the Land Registry in connection with any application for registration and/or noting and within 10 Working Days of completion of the registration and/or noting to provide evidence of it to the Owner’s solicitors

4.17.3.
Within one month of the conclusion of any review of rent payable under any underlease of the Property to serve on the Owner a certified copy of the memorandum signed on behalf of the undertenant   recording the amount of the reviewed rent

4.17.4.	To provide the following information immediately on receiving a request from the Owner:

(a)	full names and addresses of all legal entities in actual occupation of the Property

(b)	the precise part of the Property which those legal entities occupy

(c)	a certified copy of the document or (if none) a written memorandum of the agreement and parties to it under which each legal entity is or claims to be entitled to occupy the Property

(d)	full names and addresses of all legal entities entitled or claiming to be entitled to an interest in the Property (whether at law or in equity)

(e)	the precise part of the Property in which each legal entity is or claims to be entitled to an interest

(f)	a certified copy of the document or (if none) a written memorandum of the agreement and parties to it under which each party is or claims to be entitled to an interest in the Property

4.17.5.	To ensure that the Owner and the local police force each have notice of the name home address and home telephone number of at least 2 keyholders of the Property at all times

4.17.6.
To supply to the Owner a certified copy of any certificate or deed evidencing any change of name of the Occupier and/or Guarantor for the time being within 20 Working Days of such change of name taking effect

4.18.	Pay Owner’s Costs on breach of covenant

4.18.1.	To pay within a reasonable period and indemnify the Owner against all Owner's Costs incurred in connection with or in reasonable contemplation of:

(a)
the preparation and service of a notice under sections 146 or 147 of the 1925 Act and/or any proceedings pursuant to such notice (whether or not forfeiture is avoided otherwise than by relief granted by a competent court)

(b)	the preparation and the service of all notices and schedules and subsequent proceedings relating to wants of repair to the Property accruing during the Term

(c)	the non-observance non-performance or breach by the Occupier of any of the provisions of this Lease

(d)	remedying any breach of the Occupier’s Covenants

(e)	the recovery or attempted recovery of any of the Rents which are due and unpaid

(f)	a notice under Section 17 of the 1995 Act

(g)	obtaining any superior owner’s or mortgagee’s consent or approval arising from an application made by the Occupier under this Lease

4.18.2.
To pay on demand and indemnify the Owner against all reasonable Owner’s Costs in connection with any application made by the Occupier for consent or approval under this Lease whether the consent or approval is granted or refused or whether the application is withdrawn

4.19.	No encroachment etc.

4.19.1.	Not to stop up darken or obstruct any windows doors or openings in the Property

4.19.2.	Not to permit any encroachment or easement to be made or acquired over or against the Property

4.19.3.
If any encroachment or easement is or is attempted to be made or acquired to give immediate notice to the Owner as soon as the Occupier is aware of the same and (at the Owner’s cost and request) take all proper and reasonable steps to prevent obstruct restrain or prohibit such encroachment or easement

4.20.	No obstruction etc.

4.20.1.	Not to cause the Common Parts to become untidy or dirty

4.20.2.	Not to cause damage to or obstruct the Common Parts and in particular not to obstruct any roads footpaths or accessways leading to and from the entrance to the Property

4.20.3.	To place all refuse and rubbish in the containers and receptacles from time to time designated for the purpose by the Owner

4.21.	Comply with Regulations for the Estate

4.21.1.
To observe and comply with any reasonable regulations made by the Owner from time to time and notified to the Occupier having as their object the safety promotion maintenance management and general amenity of the Estate

4.21.2.	To comply with the requirements of the Occupier’s Guide and where there is a conflict between the Occupier’s Guide and this Lease the terms of this Lease shall apply

4.22.	Give notice of damage

To give the Owner notice of any material damage to the Property immediately the Occupier becomes aware of it

4.23.	Give notice of defects

To give notice to the Owner immediately the Occupier becomes aware of any defect in the state of the Property which would or might give rise to an obligation on the Owner to do or refrain from doing something in order to comply with the duty of care imposed on the Owner pursuant to the Defective Premises Act 1972

4.24.	Give Owner details of notices

Immediately upon receipt to produce to the Owner a certified copy of any notice order permission or proposal affecting the Property and if required by the Owner but at the Owner’s cost to join in making whatever objections or representations relating to it the Owner may reasonably require

4.25.	Yield Up

At the Determination of the Term:

4.25.1.	To yield up the Property with vacant possession and in compliance with the Occupier’s Covenants

4.25.2.
At the Occupier’s expense to remove all occupier’s fixtures and fittings and signs erected by the Occupier either during the Term or during any period of occupation under licence prior to the commencement of the Term and to make good all damage caused by the removal to the Owner’s reasonable satisfaction

4.25.3.
At the Occupier’s expense (unless otherwise required by the Owner) to reinstate the Property to its state and condition prior to the carrying out of any works or alterations to the Property either during the Term or during any period of occupation by the Occupier or its predecessors in title prior to the commencement of the Term to the Owner’s reasonable satisfaction

Provided always that the Occupier’s liability in respect of any  dilapidations payment to the Owner in connection with these obligations shall apply only to an amount in excess of £1,995,000

4.26.	Indemnity against claims etc.

To indemnify the Owner against all Liability resulting from:

4.26.1.
any injury to or the death of any person or damage to the Property or to any Other Land caused by the Occupiers failure to comply with its covenants relating to the state of repair or condition of or the use of or any alteration to the Property

4.26.2.
any interference or alleged interference with or obstruction by the Occupier of any right or alleged right of light air drainage or other right or alleged right benefiting the Property or any Other Land

4.26.3.	any blockage by the Occupier of the drains used in common with the owners or occupiers of any Other Land

4.26.4.	any breach of the Occupier’s Covenants or any act or omission of the Occupier

4.27.	Observe covenants etc.

To comply with all covenants and other matters set out or referred to in Part 2 of Schedule 3 so far as they relate to or affect the Property

4.28.	Sustainability and EPC

To co-operate with the Owner  in providing (but only at reasonable intervals) whatever information the Owner reasonably requires relating to the energy and water consumption and waste management statistics for the Property

4.29.	Car Park obligations

4.29.1.	Not to use the Car Parking Spaces other than for the parking of one private motor vehicle in each Car Parking Space

4.29.2.	Not to wash or valet any vehicles or carry out any maintenance or repair works to any vehicles (other than essential repairs in emergency) in the Car Parking Spaces

4.29.3.	Not to leave vehicle engines running for longer than is absolutely necessary to ensure arrival departure and correct parking in the Car Parking Spaces without unreasonable delay or noise

4.29.4.	On 48 hours notice (or immediately if causing an obstruction) to remove from any Car Parking Space any broken-down or abandoned vehicle or any vehicle which is causing an obstruction

4.30.	Replace Guarantor

4.30.1.
Where a Guarantor has been provided to give notice to the Owner within 20 Working Days of the death of the Guarantor or of the Guarantor becoming bankrupt or having an administration order made against it or entering into liquidation or otherwise ceasing to exist

4.30.2.
Within 20 Working Days of a request by the Owner to procure (at the Occupier’s expense) that some other person acceptable to the Owner executes a deed of guarantee in the form set out in Part 1 of Schedule 5 (mutatis mutandis) with whatever amendments the Owner reasonably requires

4.31.	Registration of this Lease

4.31.1.	Promptly following the grant of this Lease to apply to register this Lease at the Land Registry and have it noted in the registers of any superior titles

4.31.2.	To deal promptly and properly with any requisitions raised by the Land Registry in connection with that application

4.31.3.
Within 10 Working Days after completion of the registration to send the Owner’s solicitors official copies of the Occupier’s registered title of this Lease and of any superior titles against which this Lease has been noted

4.32.	Closure of Registered Title

4.32.1.
Immediately on the Determination of the Term (and notwithstanding that the Term has ended) to apply to close the registered title of this Lease at the Land Registry and to remove any note of this Lease from the register(s) of any superior titles

4.32.2.	To deal promptly and properly with any requisitions raised by the Land Registry in connection with that application

4.32.3.	To keep the Owner informed of the progress and completion of that application

4.33.	Exempt Information of Documents

4.33.1.	Not to apply to the Land Registry to designate this Lease as an exempt information document

4.33.2.	Not to object to an application by the Owner to the Land Registry to designate this Lease as an exempt information document

4.33.3.	Not to apply for an official copy of any exempt information document version of this Lease

5.	OWNER'S COVENANTS

Subject to the Occupier paying the Rents and observing and performing the Occupier’s Covenants the Owner covenants with the Occupier (but not so as to impose any liability on the Owner after it has parted with the immediate reversion to this Lease ):

5.1.	Quiet enjoyment

To allow the Occupier peaceably to hold and enjoy the Property throughout the Term without any interruption by the Owner or by any person rightfully claiming under or in trust for the Owner

5.2.	Insurance

To observe and perform its insurance obligations in Schedule 4

5.3.	Provide Obligatory Services

Unless prevented by causes beyond the Owner’s control which the Owner has used all reasonable endeavours to mitigate to use reasonable endeavours to provide the Obligatory Services and otherwise to observe and perform its obligations in Schedule 5

5.4.	Generator

As soon as possible following the date hereof to procure a split of power from the existing generator in the Property so to provide power both to the Property and to the Multi-storey Car park and so that on completion of that split 1000KVA will be provided to the Property which generator shall be maintained by the Occupier and form part of the Property

5.5.	Landscaping

5.5.1.
Within 6 months of the date of this Lease to use all reasonable endeavours to fully landscape plant and thereafter properly maintain until (if appropriate) redevelopment thereof the land shown in the Landscaping Programme to the standard of the landscaped areas on the rest of the Estate

5.5.2.
To carry out the works to the Estate which are set out as indicative only set out in the Landscaping Programme including the improvement of the appearance of the hoardings surrounding the plot labelled “C” on Plan 3 annexed hereto but so that the Owner shall not be obliged to follow the Landscaping Programme which shall be indicative of its intentions to landscape only

5.6.	Enforce Warranties

Where the Owner has the benefit of any rights in respect of works carried out to the Estate (whether under a building contract consultants appointment or any collateral warranty or otherwise) to use all reasonable endeavours to enforce the same

5.7.	Title Matters

To comply with the covenants restriction, obligations and other matters contained or referred to in the Property and Charges Registers of Title Numbers AGL55140, AGL60220 and AG30755 in so far as they affect or relate to the Estate

5.8.	Multi-Storey Car Park

To carry out such works of cleaning, decoration and repairs to the lighting systems together with any other works which are required to put the Multi-Storey Car Park into a good state of repair and to allow it to function properly and safely as a car park in accordance with all health and safety and other statutory requirements.

6.	PROVISOS AGREEMENTS AND DECLARATIONS

6.1.	Forfeiture

6.1.1.	The Owner may re-enter the Property at any time if:

(a)	the Rents or any other sums payable under this Lease are not paid within 20 Working Days after they become due (whether formally demanded or not)

(b)	the Occupier is in breach of the Occupier’s Covenants

(c)	an Event of Insolvency (as defined in clause 6.1.2) occurs

(d)	any distress or execution is levied on the Occupier’s goods at the Property and this Lease will then terminate immediately but without prejudice to any accrued claim or right of the Owner against the Occupier or any Guarantor

6.1.2.	“Event of Insolvency” means an event where the Occupier:

(a)	is unable to or has no reasonable prospect of being able to pay its debts

(b)	makes a proposal to enter or enters into any arrangement scheme compromise moratorium or composition with its creditors or any of them

(c)	calls (or a nominee calls on its behalf) a meeting of its creditors or any of them

(d)	has an interim receiver a receiver and/or a manager appointed in respect of all or any part of its property

(e)	(being an individual):

(i)	makes an application to the Court for an interim order

(ii)	is adjudged bankrupt in any jurisdiction

(f)	(being a corporation):

(i)	has a notice of appointment of an administrator filed against it

(ii)	resolves to give notice of an intention to appoint an administrator or an administrative receiver or receiver

(iii)	passes a winding-up resolution (except in connection with a members' voluntary winding up for the purposes of an amalgamation or re-construction)

(iv)	calls a meeting of its creditors to consider a resolution that it be wound up voluntarily

(v)	resolves to present its own winding-up petition

(vi)	is wound up

(vii)	is dissolved or is removed from the Register of Companies or otherwise ceases to exist

(viii)	is a corporation incorporated outside the United Kingdom and is the subject of proceedings or an event similar to or the same as those referred to above in the country of its incorporation and in relation to the various Events of Insolvency they are wherever appropriate to be interpreted in accordance and conjunction with the relevant provisions of the Insolvency Act 1986 and the Enterprise Act 2002

6.2.	Power for Owner to deal with Other Land

6.2.1.
The Owner may deal as it thinks fit with any Other Land belonging to the Owner and may erect or permit to be erected any buildings on any Other Land irrespective of whether they affect or diminish the light or air which may now or at any time be enjoyed by the Occupier or the occupiers for the time being of the Property provided that such works do not otherwise adversely affect the Occupiers use and enjoyment of the Property or any rights granted by this Lease

6.2.2.
The Occupier shall not be entitled to any rights of light or air or other easements or quasi-easements in respect of any property not demised by this Lease other than those granted (if any) in Schedule 2

6.2.3.	Section 62 of the 1925 Act does not apply to this Lease

6.3.	No Warranty as to Use

Nothing in this Lease or in any consent granted by the Owner under this Lease shall imply or warrant that the Property may lawfully be used under the Planning Acts for the Permitted Use (or for any other use subsequently authorised)

6.4.	Exclusion of Owner’s Liability

So far as may be permitted by statute the Owner shall not be responsible to the Occupier or anyone else for:

6.4.1.
any accident or injury suffered by any person or any damage to or loss of any goods or property sustained on the Property arising from any works carried out or other things done by the Owner permitted or required by this Lease unless caused by negligence on the part of the Owner its employee’s agents or persons under its control

6.4.2.	impeding or temporarily obstructing any entrances doors or access routes giving access to the Property or the Car Parking Spaces provided that sufficient access is mentioned at all times

6.4.3.
any loss or damage to or theft from or of any vehicle or other property in the Car Parking Spaces or damage or injury to any person using the Car Parking Spaces or for the prevention of access to and from the Car Parking Spaces caused by unauthorised use of the Car Parking Spaces unless caused by negligence on the part of the Owner its employees, agents or persons under its control

6.5.	Acceptance of Rent is No Waiver

Notwithstanding the demand for or acceptance of the Rent or any of the Rents by or on behalf of the Owner with knowledge of a breach of any of the Occupier’s Covenants the Owner’s right to forfeit this Lease on the ground of such breach shall remain in force and the Occupier shall not be entitled in any proceedings for forfeiture to rely on any such demand or acceptance as a defence

6.6.	Concessions for Due Dates for Payment

If the Owner allows the Occupier to defer payment of any money due under this Lease then for all purposes in connection with this Lease (and particularly in relation to Section 17 of the 1995 Act) that money shall be deemed to fall due on the later date allowed by the Owner instead of the earlier date when it originally fell due

6.7.	Exclusion of Compensation

To the extent permitted by statute any right of the Occupier to claim compensation from the Owner (whether on vacating the Property or otherwise) is excluded

6.8.	Removal of Goods after Determination of the Term

6.8.1.
The Occupier irrevocably appoints the Owner as its agent to store or dispose of any goods left in the Property by the Occupier or other occupier of the Property which remain there more than 5 Working Days after the Determination of the Term

6.8.2.
The Owner may store or dispose of those goods as it sees fit without liability to the Occupier but will account to the Occupier for any proceeds of sale of those goods after deducting the costs and expenses of removal storage and sale

6.8.3.
The Occupier will indemnify the Owner against any Liability incurred to any third party whose goods have been sold by the Owner in the bona fide mistaken belief (which is presumed unless the contrary is proved) that those goods belonged to the Occupier and were liable to be dealt with as such under this clause 6.9.3

6.9.	Understanding and Representations

6.9.1.	This Lease embodies the entire agreement and understanding of the parties relating to the Property and to all the matters dealt with by any of the provisions of this Lease

6.9.2.
The Occupier acknowledges that it has not entered into this Lease in reliance wholly or partly on any statement or representation made by or on behalf of the Owner other than statements which were not capable of being independently verified by search or enquiry or written statements made by the Owner’s solicitors in correspondence with or in answer to preliminary enquiries raised by the Occupier’s solicitors prior to the grant of this Lease

6.9.3.	Nothing in clause 6.10.2 shall operate to limit or exclude any liability for fraud or deliberate misrepresentation

6.10.	Notices

6.10.1.	Any notice given under this Lease shall be in writing and signed by or on behalf of the party giving it

6.10.2.	Section 196 of the 1925 Act (as amended by the Recorded Delivery Service Act 1962) shall apply to all notices required or permitted to be served under this Lease provided that:

(a)
so long as the Owner is Hyde Park GP Limited and Hyde Park Nominee Limited then notices served on the Owner shall be addressed to and served upon the Company Secretary at LaSalle Investment Management, 33 Cavendish Square, P.O. Box 2326, London W1A 2NF or such other name and/or address and/or fax number notified to the Occupier in writing from time to time and

(b)
so long as the Occupier is Rackspace Limited then notices served on the Occupier shall be addressed to and served upon the Company Secretary at the Property or such other name and/or address and/or fax number notified to the Owner in writing from time to time

6.10.3.	Notice given under this Lease shall not be validly served if sent by e-mail or fax

6.11.	Pay VAT

6.11.1.	The Rents and any other sums payable by the Occupier to the Owner under the terms of this Lease are exclusive of VAT and the Occupier shall pay any VAT chargeable on them on the date they fall due

6.11.2.	The Occupier shall only be responsible for paying VAT on the Owner’s Costs where the Owner is unable to recover the VAT under its usual accounting procedures

6.11.3.
The Occupier covenants with the Owner that the Property will not be occupied for any purpose which either alone or in conjunction with any other factors causes an election to waive exemption from VAT which the Owner has made or may make to be disapplied for VAT purposes

6.12.	Severance

If any provision of this Lease:

6.12.1.
is rendered void by virtue of section 25 of the 1995 Act or is otherwise held to be void or unenforceable by any court of competent jurisdiction that provision shall be severed from all remaining provisions of this Lease and the remaining provisions shall be preserved

6.12.2.	extends beyond the limits permitted by section 25 of the 1995 Act that provision shall be deemed to be varied so as not to extend beyond those limits

6.13.	Arbitration

If any matter is referred to arbitration under this Lease then (whether or not specifically provided for):

6.13.1.	the matter is to be conducted in accordance with the Arbitration Act 1996

6.13.2.	the date of the arbitrator’s award shall be the date on which the award signed by the arbitrator is notified in writing to the Owner

6.13.3.	the arbitrator must give written reasons for his award together with the notification of the award

6.14.	Governing Law and Jurisdiction

This Lease and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it its subject matter or its formation shall be governed by and construed in accordance with the law of England and Wales and the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any such dispute or claim

6.15.	Third Party Rights

No term of this Lease is intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it other than the successors in title to the Owner and the Occupier (but this shall not affect any right or remedy of a third party which exists or is available apart from under that Act)

6.16.	Historic Contamination

6.16.1.
Notwithstanding the Occupier’s covenants in this Lease the Occupier shall not be liable pursuant to the terms of this Lease or otherwise in respect of any liability which arises directly or indirectly from the presence in on over or under the Property of Hazardous Substances or environmental damage (“Contamination”) being Contamination which was present on or before the date of this Lease.

6.16.2.
It is agreed that without prejudice to the generality of clause 6.16.1 the Occupier shall not be required by any of the Occupier’s covenants contained in this Lease or otherwise to make good or rectify (or pay to make good or rectify) any defect or want or repair resulting from Contamination nor shall the Occupier be required to rectify remove treat or render harmless Contamination or rectify any damage or other adverse consequence directly or indirectly attributable to any Contamination.

7.	RENT REVIEW

The Rent shall be reviewed in accordance with Schedule 7

This Lease is executed as a Deed by the parties to it and is delivered and takes effect on the date set out at the beginning of it

SCHEDULE 1
The Property

The premises known as HPH1 Hyde Park Hayes and shown edged red on Plan 1 the freehold title to which is registered at the Land Registry under title number AGL55140

SCHEDULE 2
Rights And Privileges Granted

1.	The right (in common with all persons having the like right):

1.1	to use the accessways within the Common Parts to gain access on foot to and from the Property and the Car Parking Spaces

1.2
to pass and re-pass on foot and with vehicles over and along the vehicular access routes and pedestrian walkways from time to time within the Common Parts to gain access to and from the Property and the Car Parking Spaces

2.
The right (solely in connection with the Occupier’s use and occupation of the Property and not in connection with the use or occupation of any other premises) to park 500 private motor vehicles in the Car Parking Spaces

2.1	Provided always as follows:-

2.1.1	28 Car Parking Spaces shall be available for use within the area of the Common Parts marked 2 on Plan 2; and

2.1.2
472 of the Car Parking Spaces shall (until the land edged green on Plan 3 has been developed and a tenant or tenants are in occupation) shall be allocated by the Owner as Car Parking Spaces in the Multi Storey Car Park

2.2
thereafter the number of Car Parking Spaces available to the Occupier in the Multi Storey Car Park shall be reduced to 432 and 40 Car Parking Spaces shall be available for use as designated by the Owner from time to time within the area of the Common Parts marked 1 on Plan 2

2.3
the Occupier shall also have the right to park motorcycles in the designated area within the multi-storey car park set aside for motorcycles and to erect cycle racks for the parking of bicycles on some of the car parking spaces within the multi-storey car park within the Car Parking Spaces referred to in this paragraph 2

3.
The right (in common with all other persons having a like right) and only until such time as the land is redeveloped by the Owner to use as amenity land and for the purposes of recreation including the holding of barbecues in conjunction with its use of the Property the piazza area shown on the Landscape Programme Provided always that the Occupier shall comply with all relevant Estate regulations and shall leave the land clean and tidy and ensure no fires or damage is caused to the land and to make good all damage caused to the satisfaction of the Owner

4.	The right to use the roof of the Property as a roof terrace subject to the Occupier obtaining and complying with all requisite Planning Acts

5.
the free and uninterrupted passage and running of water, gas, soil, electricity, telephone and other utilities and services from and to the Property through and along Conduits that are now or may be laid from time to time during the Term in, over or under the Estate

SCHEDULE 3
PART 1
Exceptions and Reservations

1.
The right on the giving of reasonable prior written notice to enter upon the Property for all or any of the purposes mentioned in this Lease provided that the person exercising such right causes as little damage and inconvenience as possible and makes good all damage caused to the Property and to any articles plant or equipment therein as soon as reasonably practicable to the reasonable satisfaction of the Occupier

2.
The free and uninterrupted passage and running of water gas soil electricity telephone and other utilities and services from and to any Other Land (whether or not belonging to the Owner) through and along all Conduits that are now or may be laid from time to time during the Term in over or under the Property

3.
The right on the giving of reasonable prior notice to enter upon the Property where entry is necessary to construct or install in over or under it any Conduits for the benefit of any Other Land (whether or not belonging to the Owner) and to connect to and use those Conduits and inspect clean repair replace and renew them making good all damage caused to the Property as soon as reasonably practicable

4.
The right to withdraw or vary at the Owner's absolute discretion any of the rights listed in  Schedule 2 or their routes so long as the Occupier's enjoyment and use of the Property are not materially impaired

5.	All rights of support and protection and all other easements or other rights in the nature of easements or quasi-easements now enjoyed or capable of being enjoyed by any Other Land

6.
The right to erect scaffolding clean decorate repair alter build on  rebuild develop deal with and use any Other Land in such manner as is reasonable without materially affecting the amenity of the Property  and without any liability to pay any compensation but subject to the person exercising such right making good all damage caused to the Property and to any articles plant or equipment therein as soon as reasonably practicable

7.
The right to tie into or to build or lay on or into any boundary or party walls of the Property whatever footings and foundations the Owner reasonably considers appropriate together with a right of support and protection for the same and for such purpose to excavate the Property along the said boundary or party wall provided that reasonable prior written notice is given of any proposed works and that the person exercising such right causes as little damage and inconvenience as possible and makes good all damage caused to the Property or to any articles plant or equipment therein as soon as reasonably practicable to the reasonable satisfaction of the Occupier

8.
Provided the amenity of the Property is not materially affected the  right to regulate and control the use of the Common Parts and in particular (but without prejudice to the generality of the foregoing) to:-

(a)       vary alter change the use of close or control access to the whole or any part thereof

(b)
use the Common Parts for displays exhibitions or other forms of promotional activity and to maintain thereon such gardens features appurtenances and fittings or ornament or utility in all cases as the Owner from time to time shall think reasonably fit

PART 2
Matters To Which The Demise Is Subject

All rights easements covenants restrictions and other matters referred to in the Property and Charges Registers of Title Number AGL55140 AGL60220 and AG30755 insofar as they affect or relate to the Property or the exercise of rights granted by this Lease

SCHEDULE 4
Insurance Provisions

1.	Owner’s Insurance covenants

1.1.	The Owner covenants with the Occupier:

1.1.1.
to insure the Estate against loss or damage by the Insured Risks with an insurer of repute on fair and reasonable terms that represent value for money in a sum reasonably determined by the Owner from time to time as representing the full reinstatement cost of the Estate (including the cost of site protection shoring up demolition site clearance and removal of debris statutory fees planning costs and professional and incidental fees expenses and VAT)

1.1.2.	to insure for Loss of Rent and any other of the Rents as the Owner reasonably considers appropriate

1.1.3.
if practicable (and subject always to paragraph 1.2 of this Schedule) to insure the Estate against damage arising from a terrorist act but not so that the Owner is under any continuing obligation to obtain insurance cover in respect of terrorism either at the best value or at all

1.1.4.	to notify its insurers of the Occupier’s interest in the Property and if practicable have it noted on the policies of insurance (whether generically or otherwise)

1.1.5.	annually to provide the Occupier with a summary of the insurance cover for the Property and confirmation that the most recent premium has been paid

1.1.6.	to notify the Occupier of any changes to the insurance cover for the Estate and to provide the Occupier with full details of the insurance policy upon reasonable request

1.2.	The Owner’s obligation to insure is subject to :

1.2.1.	any excesses exclusions limitations and conditions that the Owner may agree with its insurers

1.2.2.	insurance cover being ordinarily available in the London insurance market on reasonable terms acceptable to the Owner

1.3.
The Owner is not obliged to insure against any fixtures and fittings installed by the Occupier until the Occupier has given notice of their reinstatement value to the Owner and the insurers have accepted the risk

1.4.
The Owner may retain for its exclusive benefit any discount on the insurance premiums or commission paid or allowed to it by insurers but must disclose details of such discounts or commissions if reasonably requested by the Occupier

2.	Occupier’s Insurance covenants

The Occupier covenants with the Owner:

2.1.	to pay the Insurance Rent within 10 Working Days after demand

2.2.	not to do or omit to do anything which:

2.2.1.	would make the insurance of the Estate wholly or partly void or voidable or would otherwise hinder the Owner from carrying out its insuring obligations under this Lease

2.2.2.	may cause an Insured Risk to become an Uninsured Risk

2.3.
not to do or omit to do anything which may cause the insurance premiums to be higher than the usual premiums or rate payable for premises of a similar nature and let on a similar basis as the Property and to reimburse the Owner on demand with the cost of any increased or additional premium payable as a result of any breach by the Occupier of this provision

2.4.	not to effect any insurance of the Property against any Insured Risk

2.5.	to take all reasonable precautions to prevent damage to the Property and the Estate by an Insured Risk or an Uninsured Risk

2.6.	to observe and comply with the requirements of the insurers relating to the Property and (where applicable) the Estate where made known to the Occupier

2.7.	if an excess in an insurance policy relating to the Property becomes applicable to pay to the Owner within 10 Working Days after demand the whole of the amount of the excess

2.8.
to give immediate notice to the Owner of any circumstances which may lead to or affect an insurance claim or which any insurer may treat as material in deciding whether or on what terms to insure or continue to insure the Property or the Estate

2.9.
if the Property is damaged by an Insured Risk and any insurance money is withheld due in whole or in part to an act or omission of the Occupier then immediately to pay to the Owner the whole or a fair and reasonable proportion (as the case may be) of the amount withheld

2.10.	to apply all money it receives from any insurance policy for the Property or for items in or attached to the Property in making good the relevant loss or damage

2.11.	to pay to the Owner within 10 Working Days after demand the cost of any insurance valuation of the Property

3.	To Reinstate

3.1.
Subject to paragraph 3.2 the Owner covenants with the Occupier that if the Property is damaged by an Insured Risk the Owner will apply all insurance monies received (except in respect of Loss of Rent) in clearing the site and reinstating the Property (excluding the Occupier’s fixtures and fittings where the insurers have not accepted the risk) to substantially as it was before the damage (subject to paragraph 3.3) and will make up any shortfall in the cost of reinstating the Property out of its own money (other than the amount of any excess which the Occupier is liable to pay to the Owner pursuant to paragraph 2.7 of this Schedule)

3.2.	The Owner’s obligation to reinstate does not apply if:

3.2.1.	the necessary labour and materials are not readily available

3.2.2.	after using its reasonable endeavours the Owner is unable to obtain any necessary planning or other consents required to rebuild or reinstate the Property

3.2.3.	the Occupier has not paid the Insurance Rent

3.2.4.	any insurance money is withheld because of an act or omission of the Occupier and the Occupier has not paid an equivalent sum to the Owner

3.2.5.	a Termination Notice is served pursuant to paragraph 6 of this Schedule

3.3.	In reinstating the Property the Owner:

3.3.1.	shall not be obliged to provide accommodation identical in layout if it would not be sensibly practical to do so provided that any reinstated property shall be where possible of no less amenity

3.3.2.
may do so to modern standards of design and construction practice using methods and materials in accordance with any reasonable and proper principles contained in any reasonable policy it may have relating to responsible property investment

3.3.3.
may install whatever Services and Systems it considers appropriate having regard to any reasonable and proper principles contained in any reasonable policy it may have relating to responsible property investment

4.	Rent Suspension

4.1.	If:

4.1.1.	the Property is damaged by an Insured Risk or an Uninsured Risk and

4.1.2.	as a result the whole or a substantial part of the Property is unfit for occupation and use and

4.1.3.	(in the case of damage by an Insured Risk) no insurance money is withheld due to an act or omission of the Occupier or

4.1.4.
(in the case of damage by an Uninsured Risk) the damage was not caused by an act or omission of the Occupier (including an act or omission which caused a previously Insured Risk to become an Uninsured Risk)

then the Rent and the Service Charge (or an appropriate proportion according to the nature and extent of the damage) will be suspended until the Property is fit for occupation and use again by the Occupier and ready to receive the Occupier’s fitting-out works or (if earlier) until the date the Loss of Rent insurance expires (or in the case of damage by an Uninsured Risk would have expired had the damage been caused by an Insured Risk)

4.2.	Any dispute as to the amount of the Rent and the Service Charge suspended or the period of suspension may be referred by either the Owner or the Occupier to arbitration

5.	Damage by Uninsured Risks

5.1.
If the Property is damaged by an Uninsured Risk so that the whole or a substantial part of the Property is unfit for occupation and use the Owner may serve on the Occupier either a Reinstatement Election Notice during the Reinstatement Election Period or a Termination Notice at any time before commencing the reinstatement works

5.2.	If the Owner serves a Reinstatement Election Notice:

5.2.1.
it must reinstate the Property at its own cost unless the damage to the Property was caused by an act or omission of the Occupier (including an act or omission which caused a previously Insured Risk to become an Uninsured Risk) in which case the Occupier may pay to the Owner the whole of the cost of reinstatement

5.2.2.	in all other respects paragraph 3 of this Schedule will apply to the reinstatement of the Property as it would have applied had the Property been damaged by an Insured Risk

5.3.
If the Owner does not serve a Reinstatement Election Notice during the Reinstatement Election Period the Occupier may within 3 months after the end of the Reinstatement Election Period serve a Termination Notice on the Owner

6.	Termination provisions

6.1.
If the Property is damaged by an Insured Risk or an Uninsured Risk and has not been reinstated so as to be fit for occupation and use by the Occupier and ready to receive the Occupier’s fitting-out works by the expiry of a period of 24 months or the date the Loss of Rent insurance expires if earlier (or in the case of damage by an Uninsured Risk would have expired had the damage been caused by an Insured Risk) then either party may terminate this Lease by serving a Termination Notice on the other at any time after that date but the Occupier may not serve a Termination Notice:

6.1.1.	unless the Property is still unfit for occupation and use by the Occupier at the date of the Termination Notice

6.1.2.	more than 6 months after the date the Loss of Rent insurance expires (or in the case of damage by an Uninsured Risk would have expired had the damage been caused by an Insured Risk)

6.1.3.	if:

(a)	(in the case of damage by an Insured Risk) any insurance money is withheld due to an act or omission of the Occupier or

(b)
(in the case of damage by an Uninsured Risk) the damage was caused due to an act or omission of the Occupier (including an act or omission which caused a previously Insured Risk to become an Uninsured Risk)

Unless the Occupier pays an equivalent sum to the amount withheld to the Owner

6.2.	If a Termination Notice is served:

6.2.1.	this Lease will end immediately (unless paragraph 6.3 applies) but without prejudice to any right of action of either party in respect of any previous breach of this Lease by the other and

6.2.2.	the Owner shall be entitled to all insurance money absolutely

6.3.
If the Owner serves a Termination Notice and the Occupier either seeks to assert security of tenure under the 1954 Act or any other rights of security or on receipt of written request from the Owner fails to give written confirmation that it does not intend to assert security of tenure or other rights then

6.3.1.	the Owner will be under no obligation to reinstate the Property and

6.3.2.	paragraph 4 of this Schedule shall not apply and the Occupier shall continue to be liable to pay the Rent throughout the Term notwithstanding the damage to the Property

7.	Time of the Essence

Time will be of the essence in respect of the service of any notice under this Schedule

8.	Warranty re Convictions

The Occupier warrants that before the date of this Lease it has disclosed to the Owner full details of any conviction judgment or finding of any court or tribunal relating to the Occupier or any of its directors or other officers or major shareholders which might reasonably affect the decision of any underwriter or insurer to grant or continue insurance of the Property

SCHEDULE 5
Service Charge
PART 1
Service Charge Provisions

1.	Definitions

In this Schedule the following expressions have the following meanings:

1.1.	“Discretionary Services” means the items listed in Part 3 of this Schedule

1.2.	“Estimate” means the Occupier’s Proportion of the Owner’s reasonable estimate of the Service Expenses to be incurred or paid during any Service Year

1.3.	“Obligatory Services” means the items listed in Part 2 of this Schedule

1.4.
“the Occupier's Proportion” means such fair and reasonable proportion as the Owner may attribute to the Property during any Service Year (subject always to paragraph 4 of this Schedule and so that the proportions determined for the Property and the Other Lettable Areas (whether or not let) shall together amount to 100% at all times)

1.5.	“Service Charge” means the Occupier’s Proportion of the Service Expenses in any Service Year calculated in accordance with and subject to the provisions of this Schedule

1.6.
“Service Expenses” means the total of all reasonable costs charges commissions premiums fees interest expenses and taxes (including VAT) properly incurred or payable by the Owner in respect of and incidental to the provision of the Services in or in relation to any Service Year

1.7.	“Service Year” means the period of 12 calendar months ending on 1 March in each year or on such other date as the Owner may from time to time notify to the Occupier

1.8.	“Services” means both the Obligatory Services and the Discretionary Services

1.9.
“Statement” means a statement of account certified by the Owner or its appointed managing agents (or by the Owner’s auditors if the Owner so chooses) as being an accurate summary of the Service Expenses and the Service Charge payable for that Service Year and showing any sums due as a result

2.	Service Charge payments

The Occupier will pay the Service Charge to the Owner at the times and in the manner set out below:

2.1.	On or as soon as practicable after the Term commencement date the Owner will notify the Occupier of the amount of the Estimate for the Service Year in which the Term commencement date falls

2.2.
The Occupier’s first payment of the Service Charge shall be in respect of the period from and including the Term commencement date until and including the day before the Quarter Day next following the date of this Lease (apportioned on a daily basis) and is payable within 10 Working Days of demand

2.3.
Thereafter the Occupier will pay the Estimate by equal quarterly instalments in advance on the Quarter Days (or an appropriate apportionment for any period less than a quarter calculated on a daily basis)

2.4.
On or about the end of each Service Year the Owner will notify the Occupier of the amount of the Estimate for the next Service Year and until then the Occupier is to continue to pay the Service Charge at the rate of the Estimate for the previous Service Year

2.5.
Once the notification of the Estimate for the next Service Year is given the remaining payments of the Estimate and any VAT on them will be adjusted to provide for payment of the whole Estimate for the Service Year to be paid during that Service Year

2.6.
If once the Estimate for any Service Year has been notified the Owner subsequently anticipates incurring expenditure (whether exceptional or not) which is likely in its reasonable opinion to mean the Estimate will not then be sufficient the Owner may on reasonable notice revise the Estimate and the remaining instalments of the Estimate will be adjusted so that the full amount of the revised Estimate will have been paid by the end of the relevant Service Year

2.7.	The Owner may revise the Estimate as many times as necessary in any Service Year

2.8.	The Owner may require the Estimate to be paid by direct debit or automated credit

3.	Service Charge accounts and balancing charge

3.1.	As soon as practicable after the end of each Service Year the Owner will submit the Statement to the Occupier

3.2.	The Statement is conclusive and binding on the Occupier except in the case of manifest error

3.3.
If the Service Charge in the Statement is more than the Estimate actually paid by the Occupier during the Service Year the Occupier must pay the difference to the Owner within 10 Working Days of receipt of the Statement

3.4.	If the Service Charge in the Statement is less than the Estimate actually paid by the Occupier during the Service Year the Owner will:

3.4.1.	allocate the difference by crediting it against future payments of the Estimate due from the Occupier and

3.4.2.	credit any further unallocated difference against any sums due from the Occupier to the Owner at the Determination of the Term and

3.4.3.	repay any further unallocated difference to the Occupier at the Determination of the Term

3.5.	The provisions of this Schedule will continue to apply after the Determination of the Term in respect of any Service Year then current

3.6.
The Occupier may within 6 months after the issue of a Statement give notice to the Owner that it wishes to inspect the vouchers and receipts relating to the Service Charge in which case the Owner shall arrange for the Occupier to do so at a location and time designated by the Owner (acting reasonably)

4.	Adjustment of Occupier’s Proportion

4.1.
The Occupier’s Proportion may not be increased or adjusted as a result of any Other Lettable Areas being vacant or occupied by the Owner or because any occupier of any Other Lettable Area defaults in paying his proportion of the Service Expenses

4.2.
If the Estate or the properties having rights over the Common Parts are extended added to or altered in any other substantial manner or if it is otherwise reasonable to do so the Owner may recalculate the Occupier's Proportion on a fair and reasonable basis (but so that the proportions determined for the Property and the Other Lettable Areas shall together amount to 100% at all times) and the amended Occupier’s Proportion will take effect from the date on which the Occupier receives notice of the recalculation

5.	Service Charge Arrangements

5.1.	The Owner may (but is not obliged to) provide all or any of the Discretionary Services as it sees fit

5.2.	In providing the Services and managing the Service Charge arrangements the Owner shall at all times:

5.2.1.
act in good faith and except where there are sound reasons for implementing alternative procedures that can be justified and explained the Owner shall have reasonable regard to the provisions and recommendations of the RICS Code of Practice for Service Charges in Commercial Property

5.2.2.
ensure that the Services are provided in a commercial and professional manner and that the quality and cost of the Services are regularly reviewed (and so far as practicable in accordance with the Owner’s then current policy relating to responsible property investment)

5.2.3.	deal promptly and efficiently with any reasonable enquiry made by the Occupier relating to the Service Charge or any of the Services

5.2.4.	consult and communicate with the Occupier and keep the Occupier reasonably informed regarding the provision of the Services and the administration of the Service Charge

5.3.
The Owner may in its reasonable discretion acting in the interests of good estate management add to or withhold or vary any Services at any time so long as the Occupier’s enjoyment and use of the Property are not materially impaired

5.4.	The Owner is not liable to the Occupier or anyone else if it fails to provide any of the Services in any of the following circumstances:

5.4.1.	while it inspects maintains repairs or renews any of the Conduits or Services and Systems or carries out works to the Estate (which the Owner may do at any time)

5.4.2.	there is an unforeseen shortage of fuel water materials or labour

5.4.3.
there is a breakdown failure stoppage leaking bursting or defect in any of the Conduits the Services and Systems the utilities or other installations serving the Estate or in the supply of gas water electricity or lighting of the Common Parts

5.4.4.	there is an omission or failure by any employee contractor or agent of the Owner (save in cases of negligence)

5.4.5.	where damage occurs to the Estate due to an Insured Risk or an Uninsured Risk

5.4.6.	where it is prevented from doing so by statute

5.4.7.	in any circumstance which is beyond its reasonable control

Provided that the Owner shall have due regard to the Occupier’s use and enjoyment of the Premises and shall use all reasonable endeavours to reinstate the Services as soon as reasonably practicable

5.5.	If any of the events in paragraph 5.4 occurs, the Owner will use all reasonable endeavours to restore the relevant Service as soon as reasonably practicable after becoming aware of the event

5.6.	This Schedule does not impose any obligation on the Owner to make good any damage to the Building or the Estate caused by an Insured Risk or by an Uninsured Risk

5.7.	If the Owner carries out major works of repair maintenance and decoration or replaces major items of plant or machinery it may:

5.7.1.	apportion the relevant expenditure over more than one Service Year and

5.7.2.	include in the Service Expenses interest at Base Rate on the part of the expenditure to be recovered in later Service Years

5.8.
If the Owner recovers money in any court proceedings against or by way of settlement of any dispute with a third party employed in the construction refurbishment and/or repair of the Estate or for the remedy of a defect or otherwise or to establish preserve or defend any rights amenities or facilities used or enjoyed by any occupiers of any Other Lettable Areas where that money represents expenditure which has been or would otherwise be included in the Service Expenses the Owner will set off or credit that money against the Service Expenses accordingly

5.9.	The Owner is not concerned with the administration of or accounting for the Service Charge on an assignment of this Lease and accordingly the Owner:

5.9.1.	is not required to make any apportionment on such an assignment

5.9.2.	may deal exclusively with the Occupier in whom this Lease is for the time being vested (and for this purpose an assignment not registered under clause 4.17 is disregarded)

6.	Other provisions

6.1.
Except where expressly stated in paragraph 6.6 of this Schedule all expenditure incurred by or on behalf of the Owner in the proper and appropriate provision of services and amenities to the Estate for the benefit of the occupiers thereof (including any fees and administrative costs in connection with the provision of those services and amenities) is intended to be included as part of the Service Expenses so that even if a Service is not expressly listed in Part 2 or Part 3 of this Schedule the Occupier acknowledges that so long as the Owner has properly incurred expenditure in providing that Service (and the Service in question is for the benefit of the Estate as a whole) the Occupier’s Proportion of that expenditure is recoverable under this Lease

6.2.
The Occupier shall co-operate with the Owner and shall respond promptly and efficiently to any reasonable enquiry made by the Owner to enable the Owner to manage the Estate and administer the Service Charge in accordance with this Schedule

6.3.
The Occupier shall be proactive in assisting the Owner with operating and using the Services on a value for money and quality standard basis including complying with whatever procedures the Owner reasonably requires to implement the Owner’s then current policy on responsible property investment in relation to the Estate

6.4.	The Occupier shall not be entitled to object to any item comprised in the Service Expenses by reason that:

6.4.1.	the materials work or service in question might have been provided or performed at a lower cost or

6.4.2.	the item may or does benefit one or more other occupiers on the Estate more than it benefits the Occupier or

6.4.3.	the Property may not have been open for business throughout the times when the Estate has been open or

6.4.4.
the Owner has omitted to include any sum or liability incurred in any Service Year during the Term in the Statement or Estimate for that Service Year and has therefore charged for such sum or liability in a subsequent Service Year during the Term or in the immediately subsequent year thereafter

6.5.	The Service Expenses shall expressly exclude those costs:

6.5.1.
incurred initially by the Owner in relation to the original design and construction of the Estate and any buildings on the Estate or the Services and Systems or other set-up costs reasonably considered to be part of the original development cost of the Estate and the original provision of plant and equipment initially required for the provision of the Services

6.5.2.	which are matters between the Owner and an individual occupier including those relating to:

(a)	the enforcement of covenants to pay rent or any other proceedings against any occupier of any Other Lettable Area

(b)	the marketing letting or re-letting of any Other Lettable Areas (including any inducements offered or paid in connection with such letting)

(c)	any consents required under leases of any Other Lettable Areas

(d)	the review of rents for any Other Lettable Areas

(e)	any other matter for which the Occupier or an occupier of any Other Lettable Area is exclusively responsible under the terms of their respective leases or under statute

6.5.3.
incurred as a result of damage to the Estate caused by an Insured Risk or an Uninsured Risk or the subsequent reinstatement of the Estate (except where the insurance policy has been vitiated or any insurance money is withheld due solely or in part to an act or omission of the Occupier or the damage was caused by an act or omission of the Occupier (including an act or omission which caused a previously Insured Risk to become an Uninsured Risk))

6.5.4.
relating to the replacement of any item except where that item is beyond economic repair or where the enhancement achieved by the replacement can be justified for the purposes of good estate management following an analysis of reasonable options and alternatives (in which case the Owner will provide the Occupier with reasonable evidence justifying the cost if requested)

6.5.5.	relating to the provision and use of car parking spaces in the Multi-Storey Car Park save for any damage caused to the Multi-Storey Car Park which will be

6.5.5.1	100% recoverable from the Occupier under the Service Charge wile the Occupier is the sole user of the Multi-Storey Car Park; and

6.5.5.2	from such time as the Multi-Storey Car Park is used by another party or parties the cost of any such damage identified will be calculated pro rata amongst all the users of the Multi-Storey Car Park

6.5.6.	the remedy or removal of any Contamination to the Estate

6.5.7.
relating to the improvement of any item (where the cost exceeds the costs of normal maintenance repair or replacement) except where the improvement will provide the Occupier and/or any occupiers of Other Lettable Areas with a direct or discernible benefit or where the cost can otherwise be justified for the purposes of good estate management following an analysis of reasonable options and alternatives (in which case the Owner will provide the Occupier with reasonable evidence justifying the cost if requested)

6.5.8.	which are recovered from third parties whether pursuant to an insurance policy, guarantee, warranty or otherwise and which will be paid towards the Service Expenses

6.6.	The Service Expenses may include:

6.6.1.	the cost of fuel used in the provision of any of the Services

6.6.2.	provision for whatever expenditure the Owner (acting reasonably) considers fair and proper for the Occupier to contribute towards in any subsequent Service Year during the Term

6.6.3.
(where the Owner does not appoint external managing agents to manage the Estate and administer the Service Charge) a fair and reasonable fee for the management of the Estate and administration of the Service Charge by the Owner in each Service Year

6.7.	Service Expenses for a Service Year in which the Term commencement date falls may include costs incurred by the Owner before that date but during that Service Year

6.8.
If at the Determination of the Term the Occupier has paid money in respect of the Service Charge which has not by then been expended the Occupier is not entitled to any repayment of it save as provided under paragraph 3.4.3 of this Schedule

PART 2
The Obligatory Services

1.	Providing operating cleaning draining emptying maintaining testing repairing modifying renewing or replacing:

1.1	the Services and Systems

1.2	those Conduits which do not serve either the Property exclusively or one only of the Other Lettable Areas exclusively

2.	Providing reasonable lighting in the Common Parts

3.	Painting decorating washing and cleaning the Common Parts

4.	Discharging all payments of the kinds mentioned in clause 4.3 of this Lease relating to any parts of the Estate not let or intended to be let to other occupiers

5.
Discharging any sums the Owner is required to pay as contributions towards the expense of making repairing maintaining rebuilding and cleaning all accessways roads pavements sewers drains pipes watercourses party walls party structures party fences or other amenities which may belong to or be used for the Property in common with Other Land or neighbouring premises

6.	Complying with the provisions of any statute or the requirements of the insurers which apply to the use occupation and enjoyment of the Estate

7.
Providing operating cleaning decorating lighting maintaining testing repairing modifying renewing or replacing any parts of the Estate occupied or used by or on behalf of the Owner whether as control rooms storage areas or otherwise in connection with the management or administration of the Estate or the provision of the Services or security to it

8.
Providing maintaining repairing renewing and replacing all entrance and exit and traffic control barriers and equipment and notice boards notices signs and directions at the entrances to and exits from the Building and in the Common Parts

9.
Providing maintaining repairing renewing and replacing all seating ornamental features statuary and other decorative items and decorative lighting and flood-lighting and all furnishings decorations bins receptacles refuse-compactors tools appliances apparatus and other similar equipment and materials in the Common Parts

10.	Laying out planting re-planting landscaping and maintaining such landscaping in the Common Parts and keeping all Common Parts of the Estate in a neat and tidy condition

11.	Providing refuse facilities and refuse collection and disposal services at the Estate

12.	The administration and management of the Estate including making and enforcing regulations in respect of the Estate and performing the Owner’s obligations in this Lease in relation to the Estate

13.
Taking all proper and reasonable steps in complying with making representations against or otherwise contesting or dealing with every notice regulation or order of any competent local or other authority in relation to the Estate

14.	Complying with the provisions of any statute or the requirements of the insurers which apply to the use occupation and enjoyment of the Estate

15.	Providing 24 hour security to the Estate

PART 3
The Discretionary Services

1.
Employing or obtaining or retaining the services of such persons as the Owner considers necessary or desirable for any purpose in connection with any of the Services including providing accommodation for them (on such terms as the Owner may reasonably determine)

2.	Borrowing money at normal commercial rates in order to pay the costs of performing any of the Services

3.
Instructing solicitors accountants surveyors valuers or other professional advisers in respect of the provision of the Services including obtaining insurance valuations and preparing and auditing the Statement (and in respect of which the Owner may make a reasonable charge for performing all or any such functions itself rather than employing a third party to do so)

4.	Employing external managing agents to manage the Estate and administer the Service Charge

5.
Carrying out any other work or doing any other thing or providing any other services or facilities which the Owner reasonably considers necessary or desirable for the purpose of maintaining the Estate or its amenities or for the benefit of the Estate and its occupiers

SCHEDULE 6
PART 1
Guarantor Covenants and Guarantee

1.	In this Part 1 of this Schedule a ”Relevant Event” means any of the following:

1.1	the Occupier’s liability under this Lease is disclaimed

1.2	this Lease is forfeited

1.3	the Occupier ceases to exist

2.	The Guarantor covenants with and guarantees to the Owner:

2.1
that the Occupier will throughout the Term (or (if earlier) until the Occupier is released from the Occupier’s Covenants pursuant to the 1995 Act) punctually pay the Rents and will observe and perform the Occupier’s Covenants and if the Occupier defaults in paying the Rents or in observing and performing the Occupier’s Covenants the Guarantor will pay the Rents and will observe and perform the covenants in respect of which the Occupier is in default and

2.2
(so far as may be permitted by the 1995 Act) that throughout any period during which the Occupier is liable under any Authorised Guarantee Agreement the Occupier will observe and perform the obligations on the part of the Occupier contained in the Authorised Guarantee Agreement and if the Occupier defaults in observing and performing those obligations the Guarantor will observe and perform the obligations in respect of which the Occupier is in default

3.
The Guarantor covenants with the Owner as a separate and independent primary obligation to indemnify the Owner on demand against the Owner’s Costs and all other Liability resulting from any failure by the Occupier:

3.1	to pay any of the Rents or to observe or perform any of the Occupier’s Covenants and

3.2	to observe and perform the obligations on the part of the Occupier under any Authorised Guarantee Agreement

4.
The Guarantor covenants with the Owner to guarantee the payment of the rents and the observance and performance by the Occupier of the covenants and other obligations on the part of the Occupier under any lease entered into by the Occupier pursuant to any Authorised Guarantee Agreement

5.	None of the following or any combination of the following shall release discharge impair or in any way lessen or affect the liability of the Guarantor under this Lease:

5.1	any time or indulgence granted by the Owner to the Occupier or any other party

5.2
any delay or forbearance of the Owner in obtaining payment of the Rents or in enforcing the observance or performance of the Occupier’s Covenants or the Occupier’s obligations under any Authorised Guarantee Agreement or in making any demand in respect of them

5.3
any refusal by the Owner to accept the Rent tendered by or on behalf of the Occupier during a period in which the Owner is entitled or would after service of a notice under section 146 of the 1925 Act be entitled to re-enter the Property

5.4
the Owner exercising any right or remedy against the Occupier for any failure to pay the Rents or to observe or perform the Occupier’s Covenants or the Occupier’s obligations under any Authorised Guarantee Agreement

5.5
the Owner taking any action or refraining from taking any action in connection with any other security held by the Owner in respect of the Occupier’s liability to pay the Rents and observe and perform the Occupier’s Covenants or the Occupier’s obligations under any Authorised Guarantee Agreement (including the release of any such security)

5.6	(if the Guarantor comprises more than one party) a release or compromise of the liability of any one of the persons who is the Guarantor or the grant of time or concession to any one of them

5.7
any surrender of part of the Property (in which case the liability of the Guarantor shall continue in respect of the part of the Property not so surrendered after making any necessary apportionments under Section 140 of the 1925 Act)

5.8
subject to section 18 of the 1995 Act (so far as it applies) any variation by agreement between the Owner and the Occupier of any of the terms of this Lease or of any of the Occupier’s obligations under any Authorised Guarantee Agreement whether or not:

5.8.1	the variation is material or prejudicial to the Guarantor

5.8.2	the variation is made in any document

5.8.3	the Guarantor has consented in writing or otherwise to the variation

5.9
any legal limitation immunity disability or incapacity of the Occupier or any invalidity or irregularity of any of the Occupier’s Covenants (or the Occupier’s obligations under any Authorised Guarantee Agreement) or any unenforceability of any of them against the Occupier

5.10	any change in the constitution structure or powers of the Occupier the Guarantor or the Owner

5.11	(without prejudice to paragraph 6) the occurrence of a Relevant Event

5.12
any other act omission or thing by which but for this provision the Guarantor would have been released or exonerated or its liability would have been affected (other than an express release by deed given by the Owner)

6.	The Guarantor also covenants with the Owner that:

6.1
If a Relevant Event occurs and if the Owner so requires (by giving the Guarantor notice no later than 6 months after the Owner receives notice of the Relevant Event) then the Guarantor will accept a new lease of the Property from the Owner such lease to commence on the date of the Relevant Event and to be:

6.1.1
subject to the right of any person to have this Lease vested in them by the court and to the terms on which any such court order may be made and subject to the rights of any third party existing at the date of the grant of the new lease

6.1.2	for a term equivalent to the residue of the Term which would have remained had the Relevant Event not occurred

6.1.3	at the Rent which was reserved at the date of the Relevant Event (subject to paragraph 6.2)

6.1.4	subject to the same covenants and conditions contained in this Lease (except that the Guarantor need not ensure that any other person is made a guarantor to the new lease)

and the Guarantor will promptly execute and deliver to the Owner a counterpart of the new lease and will pay the Owner’s Costs in respect of it on a full indemnity basis (including any VAT)

6.2
If at the date of the Relevant Event there is a rent review pending under this Lease then the initial annual rent firstly reserved by the new lease shall be equivalent to the Rent which would have been payable from the Relevant Review Date had the rent review been settled and for the purpose of ascertaining that Rent (and only for that purpose) the rent review provisions in Schedule 7 shall apply (with the Guarantor being deemed to be the Occupier for that purpose) as if there had been no Relevant Event

6.3
If the Owner does not require the Guarantor to take a new lease of the Property in accordance with paragraph 6.1 the Guarantor will pay to the Owner on demand a sum equal to the Rents (including the reviewed Rent referred to in paragraph 6.2) and all other payments which would have been payable under this Lease had the Relevant Event not occurred until the date the Property is re-let by the Owner and becomes income-producing at a principal annual rent equal to or greater than the Rent referred to in paragraph 6.1.3 (and subject to paragraph 6.2)

7.
The Guarantor’s obligations in this Lease are in addition to any other security or other rights or remedies that the Owner may have in respect of the Occupier’s liability under this Lease and will not merge in or be affected by any other security

8.	The Owner may enforce the Guarantor’s obligations:

8.1	without having first enforced the Occupier’s Covenants against the Occupier

8.2	without having first had recourse to any other rights or security which the Owner may have obtained in relation to this Lease and

8.3
irrespective of whether any demands steps or proceedings are being or have been made or taken against the Occupier or any third party or whether the obligations of any other guarantor or third party are released or waived in whole or in part

9.	The Guarantor is not entitled to participate in any security held by the Owner in respect of the Occupier’s liability to pay the Rents and to observe and perform the Occupier’s Covenants

10.
The Guarantor shall not without the Owner’s consent exercise any right or remedy it may have (whether against the Occupier or any other person) in respect of any amount paid or other obligation performed by the Guarantor under this Lease unless and until all the obligations owed to the Owner by the Guarantor have been fully discharged

11.
The Guarantor shall not claim in competition with the Owner in any insolvency proceedings or arrangement of the Occupier in respect of any payment made by the Guarantor pursuant to this Lease and if the Guarantor receives any money in such proceedings or arrangement the Guarantor shall immediately pay it to the Owner to be applied towards the satisfaction of the Guarantor's obligations to the Owner until such obligations have been fully discharged

12.
The Guarantor warrants that it has not taken and covenants that it will not take any security from or over the assets of the Occupier in respect of any liability of the Occupier to the Guarantor and if the Guarantor does hold any such security it will hold such security for the benefit of the Owner

13.
Any payment or dividend that the Owner receives in connection with any insolvency proceedings or arrangement involving the Occupier will not prejudice the right of the Owner to recover from the Guarantor to the full extent of the Guarantor’s obligations in this Lease

14.	Any sum payable by the Guarantor under this Lease is to be paid without any deduction counterclaim or set-off

15.	The Guarantor shall at the Owner’s request join in and consent to the terms of any variation consent approval or other document that may be entered into by the Occupier in connection with this Lease

16.	The Guarantor shall promptly give written notice to the Owner of any change:

16.1	(in the case of a company) to the registered office address

16.2	(in the case of an individual) to the address

of the Guarantor and shall keep the Owner indemnified against all Liability resulting from the Guarantor’s failure to give such notice

SCHEDULE 7
Rent Review

1.	The Rent shall be reviewed on the Review Date and as from and including the Review Date the reviewed Rent (ascertained in accordance with this Schedule) shall become payable

2.	The reviewed Rent shall be One Million Eight Hundred and Fifty Two Thousand Five Hundred Pounds (£1,852,500) (£19.50 x 95,000 sq. ft)

3.	No Guarantor shall have any right to participate in the review of the Rent

4.
Immediately following the Review Date the Owner will prepare a memorandum in duplicate recording the new Rent which shall be signed by or on behalf of both parties and in respect of which each party shall bear their own costs

Executed as a deed by HYDE PARK GP LIMITED acting by, a director, in the presence of: RS Campling Witness Signature /s/ RS Campling Witness Address Witness Occupation Chartered Surveyor	) /s/ RJ Gates ) ) ) RJ Gates ………………………………………………………. Director

Executed as a deed by HYDE PARK NOMINEE LIMITED acting by,a director, in the presence of: RS Campling Witness Signature /s/ RS Campling Witness Address Witness Occupation Chartered Surveyor	) ) ) ) ) /s/ ………………………………………………………. Director

EXECUTED as a DEED by RACKSPACE LIMITED acting by two directors or one director and the company secretary:	) ) ) ) /s/ Brian Thomson
………………………………………………………….
Director
/s/ TE Lathe
………………………………………………………….
Director/Secretary